Exhibit 99.1
Con-way
NEWS RELEASE
Contacts:
Investor:  Patrick Fossenier 1+650-378-5353
News Media:  Gary Frantz 1+ 650-378-5335

CON-WAY INC. REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS FOR 2010

ANN ARBOR, Mich.—Feb. 2, 2011—Con-way Inc. (NYSE:CNW) today reported net income for the fourth quarter of 2010 of $2.4 million, or 4 cents per diluted share. The results compare to a fourth-quarter 2009 net loss of $1.9 million, or 4 cents per diluted share.

On a non-GAAP basis, earnings per diluted share were 2 cents in the 2010 fourth quarter compared to 6 cents in 2009, excluding the following:

•
2010 – $1.1 million of costs associated with the consolidation of Con-way’s executive offices, and a $2.0 million positive tax adjustment resulting primarily from a recent change in tax legislation that reduced the annual effective tax rate.

•	2009 – $3.4 million of expenses for an administrative outsourcing initiative, and $2.6 million of increased tax expense due to the effect of adjustments for discrete and other tax items.

Revenue for the 2010 fourth quarter was $1.21 billion, an 8.7 percent increase from last year’s fourth quarter.  Operating income in the 2010 fourth quarter was $15.8 million compared to $17.3 million in the fourth quarter a year ago.

In the 2010 fourth quarter, the company recognized an income tax benefit of $1.7 million, including the earlier-mentioned $2.0 million adjustment, on $0.7 million of income before taxes.  In the 2009 fourth quarter, income tax expense of $3.1 million, including the earlier-mentioned $2.6 million adjustment, was reported on $1.1 million of income before taxes, primarily related to discrete tax adjustments and changes in other items that increased the annual effective tax rate.

FULL-YEAR 2010 RESULTS

For the full-year 2010, Con-way reported net income of $4.0 million, or 7 cents per diluted share.  This compares to a full-year 2009 net loss to common shareholders of $110.9 million, or $2.33 per diluted share.

On a non-GAAP basis, full-year 2010 earnings per diluted share were 47 cents in 2010 compared to 61 cents per diluted share in 2009, excluding the following:

•
2010 – goodwill and intangible-asset impairment charges of $19.2 million related to the 2007 acquisition of Chic Logistics, $5.0 million of charges for administrative outsourcing and executive office consolidation, and $3.9 million for other employee-separation costs.

•
2009 – a $134.8 million goodwill-impairment charge at Con-way Truckload, a $5.4 million charge for a change in Con-way Freight’s accounting estimate for revenue adjustments, and $3.4 million of costs related to administrative outsourcing.

Both years also included discrete tax adjustments and changes to other items that affected the annual effective tax rate (as detailed in the attached GAAP reconciliation table).

Revenue for the full-year 2010 was $4.95 billion, a 16.0 percent increase from 2009.  Operating income of $78.2 million in 2010 was improved from the operating loss of $25.9 million in 2009, with both periods affected by the special items described above.

In 2010, the company recognized $12.6 million of income tax expense on $16.6 million of income before taxes and, in 2009, $17.5 million of income tax expense was reported on $90.3 million of loss before taxes.  Both periods primarily reflect the earlier mentioned tax adjustments, and no tax deduction on impairment charges.  Excluding the effect of these items, the annual effective tax rate was 39.0 percent in 2010 compared to 40.8 percent in 2009.

“Con-way’s principal business units managed through an unsettled economy in 2010, concluding the year with solid operating discipline,” said Douglas W. Stotlar, Con-way president and CEO.

In the fourth quarter, Con-way Freight, the company’s less-than-truckload unit, saw yield improve as a combination of pricing actions and proactive account management increased revenue per hundredweight, and helped maintain network volumes at more efficient levels.

“We were disappointed with Con-way Freight’s fourth quarter profits, which were affected by a spike in health care costs. That issue aside, we were encouraged with results of our operating cost reduction initiatives begun last August,” Stotlar noted.  “In less than 5 months, we’ve reversed the negative trajectory in primary operating cost and efficiency metrics, which are returning to historical norms.  As we move into 2011, our focus will be on vigilant cost control, network efficiency and yield management.”

Menlo Worldwide Logistics turned in a solid fourth quarter, successfully navigating a changing market for outsourced logistics services. “Menlo completed a commendable year, executing well against its plan, managing costs and exceeding customer goals,” Stotlar said.  He added that headed into 2011, “Menlo remains well positioned in its markets with a global footprint and service portfolio that is aligned with customer needs.”

In the fourth quarter, Con-way Truckload saw key operating and productivity measures improve compared to the third quarter.  “Our truckload unit operated well, reducing empty miles and increasing average loaded miles per load in the fourth quarter,” said Stotlar. “We have good balance in the network and are well positioned to increase asset utilization as we refine the business mix and expand opportunities for dedicated teams.  If the apparent firming of market demand continues, prospects for profitable growth should be encouraging,” he concluded.

Segment results in the 2010 fourth quarter for Con-way’s principal operations were as follows:

FREIGHT

For the 2010 fourth quarter, Con-way Freight, the company’s less-than-truckload operation, reported:

•
Operating income of $1.8 million compared to $2.8 million earned in the year-ago period. The current period decline was primarily due to higher employee-related costs, which included approximately $18 million for the partial reinstatement of 2009’s employee wage and benefit reductions and a $10.7 million increase in costs for workers’ compensation and employee medical benefits.  The 2009 fourth quarter included $2.6 million (Con-way Freight’s share of the previously noted $3.4 million) of employee-separation costs and expense associated with the implementation of the administrative outsourcing initiative.

•	Revenue of $736.0 million, a 5.7 percent increase over last year’s fourth-quarter revenue of $696.4 million.

•	Yield increased 7.1 percent from the previous-year fourth quarter. Excluding the fuel surcharge, yield rose 4.9 percent.

•	Tonnage per day was essentially flat compared to the previous-year fourth quarter.

•	Operating ratio was 99.8 in the 2010 fourth quarter compared to 99.6 in the previous-year period.

LOGISTICS

For the fourth quarter of 2010, Menlo Worldwide Logistics, the company’s global logistics and supply chain management operations, reported:

•
Operating income of $6.7 million, a 13.0 percent increase over last year’s fourth-quarter operating income of $5.9 million. Higher operating income in the 2010 period resulted from improved margins on warehouse management services, partially offset by lower margins on transportation management services.

•	Revenue of $367.0 million, an increase of 7.5 percent from the prior year fourth-quarter revenue of $341.4 million, due to increased revenue from both transportation and warehouse management services.

•
Net revenue of $143.8 million, a 5.5 percent increase from $136.3 million in the previous year fourth quarter.  The increase primarily reflects higher net revenue from warehouse management services, partially offset by a decline in net revenue from transportation management services.

TRUCKLOAD

For the fourth quarter of 2010, Con-way Truckload, the company’s full-truckload transportation operation, reported:

•
Operating income of $7.3 million compared to $8.2 million in the previous-year period.   The fourth quarter income decline was due in part to lower total miles, which led to a decline in tractor productivity and reflected changes in fleet composition that had fewer higher-mileage driver teams and proportionally more single driver trucks.

•
Revenue of $143.0 million compared to prior-year fourth-quarter revenue of $139.7 million, reflecting the positive effect of higher fuel surcharges and improved revenue per loaded mile (excluding fuel surcharges).

•	Operating ratio exclusive of fuel surcharges was 93.8, compared to 93.2 in the fourth quarter of 2009.

CON-WAY OTHER

Con-way Other includes the company’s Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced fourth-quarter operating income of $0.1 million and $0.3 million in 2010 and 2009, respectively.

INVESTOR CONFERENCE CALL

Con-way will host a conference call for the investment community tomorrow, Thursday, February 3, beginning at 8:30 a.m. Eastern Standard Time (5:30 a.m. Pacific).

The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  Callers are requested to dial in at least five minutes before the start of the call.  The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.

An audio replay will be available for two weeks following the call dialing (800) 642-1687 or (706) 645-9291 (for international callers) and using access code 33303721.  An Internet replay of the presentation will also be available at the Con-way website.

About Con-way -- Con-way Inc. (NYSE:CNW) is a $5.0 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. A diversified transportation company, Con-way delivers industry-leading services through three primary operating companies: Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload freight transportation, as well as logistics, warehousing, multimodal and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements  include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's $325 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to  Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 7 of Con-way's 2009 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

Con-way Inc.
Consolidated Statements of Operating Results
(Dollars in thousands except per share amounts)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2010	2009	2010	2009

Revenue
Freight		$736,018	$696,366	$3,075,064	$2,623,989
Logistics [a]		366,981	341,443	1,477,988	1,331,894
Truckload		143,016	139,739	569,741	564,071
Other		16,616	6,058	52,890	20,442
Inter-segment Revenue Eliminations		(48,988)	(67,073)	(223,683)	(271,157)
		$1,213,643	$1,116,533	$4,952,000	$4,269,239
Operating Income (Loss) [b]
Freight [c]		$1,773	$2,835	$28,908	$51,258
Logistics [d] [e]		6,693	5,923	26,275	28,228
Truckload [f]		7,262	8,208	20,844	(106,971)
Other		109	318	2,143	1,557
		15,837	17,284	78,170	(25,928)

Other Expense, net		15,144	16,137	61,613	64,341

Income (Loss) before Income Tax Provision (Benefit)		693	1,147	16,557	(90,269)
Income Tax Provision (Benefit)		(1,694)	3,076	12,572	17,478

Net Income (Loss)		2,387	(1,929)	3,985	(107,747)

Preferred Stock Dividends		-	-	-	3,189

Net Income (Loss) Applicable to Common Shareholders		$2,387	$(1,929)	$3,985	$(110,936)

Weighted-Average Common Shares Outstanding
Basic		54,663,750	49,057,690	52,507,320	47,525,862

Diluted		55,354,809	49,057,690	53,169,299	47,525,862

Income (Loss) Per Common Share
Basic		$0.04	$(0.04)	$0.08	$(2.33)

Diluted		$0.04	$(0.04)	$0.07	$(2.33)

[a ]	Logistics' net revenue
	Revenue	$366,981	$341,443	$1,477,988	$1,331,894
	Purchased transportation expense	(223,157)	(205,168)	(906,389)	(811,712)
	Net revenue	$143,824	$136,275	$571,599	$520,182

[b ]
Includes costs related to administrative outsourcing, the planned consolidation of Con-way’s executive offices, and other employee-separation costs. For full-year 2010 and 2009, these costs totaled $8.9 million and $3.4 million, respectively,

	with the predominant amount of the expense allocated to the Freight segment in the third quarter of 2010 and the fourth quarter of 2009.

[c ]	Includes a prior-year third-quarter change in accounting estimate, which increased the allowance for revenue adjustments and decreased both revenue and operating income by $5.4 million.

[d ]	Includes a $16.4 million current-year third-quarter goodwill-impairment charge.

[e ]	Includes a $2.8 million current-year first-quarter charge for the write-off of a customer-relationship intangible asset.

[f ]	Includes a $134.8 million prior-year first-quarter goodwill-impairment charge.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Dollars in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Income (Loss) Applicable to Common Shareholders	$2,387	$(1,929)	$3,985	$(110,936)

Before-Tax Reconciling Items
Impairment of goodwill and other intangible assets	-	-	(19,181)	(134,813)
Administrative outsourcing and executive office consolidation	(1,147)	(3,360)	(4,990)	(3,360)
Other employee-separation costs	-	-	(3,938)	-
Change in accounting estimate	-	-	-	(5,359)
	$(1,147)	$(3,360)	$(28,109)	$(143,532)
Tax-Related Reconciling Items
Tax effect of items above	447	1,310	4,174	3,400
Changes in annual effective tax rate	1,287	(1,481)	1,322	(787)
Discrete tax adjustments	692	(1,148)	1,355	681
	$2,426	$(1,319)	$6,851	$3,294

Adjusted Non-GAAP Financial Measures:
Net Income Available to Common Shareholders	$1,108	$2,750	$25,243	$29,302

Net Income Per Diluted Common Share	$0.02	$0.06	$0.47	$0.61

Diluted Common Shares Outstanding	55,354,809	49,605,588	53,169,299	48,072,326

Information About Non-GAAP Financial Measures:

Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding
Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets	$1,120,077	$1,076,894
Property, plant and equipment, net	1,404,585	1,375,273
Other assets	419,070	444,050
Total Assets	$2,943,732	$2,896,217

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$651,890	$791,484
Long-term debt and capital leases	793,950	760,789
Other long-term liabilities and deferred credits	678,360	657,215
Shareholders' equity	819,532	686,729
Total Liabilities and Shareholders' Equity	$2,943,732	$2,896,217